Exhibit 99.1
EnerSys Announces Workforce Reduction as Part of Strategic Organizational Realignment to Support Future Growth
READING, Pa.,—(BUSINESS WIRE)—July 22, 2025 -- EnerSys (NYSE: ENS), a global leader in stored energy solutions for industrial applications, today announced a workforce reduction affecting approximately 575 employees, or 11% of its non-production global workforce, and is focused primarily on corporate and management positions. This action is part of a strategic restructuring plan under the Company’s new leadership to better align resources with current business priorities and long-term objectives.
“Today’s actions, while difficult, are necessary for EnerSys to remain competitive in our markets,” said Shawn O’Connell, President and Chief Executive Officer of EnerSys. “We’ve spent the past six months listening, evaluating, and testing how we can best serve our customers, deliver stronger returns, and build a more agile organization. This decision reflects our commitment to those priorities, ensuring we have the right structure in place to operate more efficiently, optimize cross-functional collaboration, and deliver even greater value - for our customers and shareholders."
“EnerSys is powered by an incredible team, and this decision in no way reflects the dedication or contributions of the individuals impacted,” Mr. O’Connell added. “We are committed to supporting our employees through this transition with care and respect.”
The Company expects the separations to be substantially complete by the end of the second quarter of fiscal 2026, subject to local law requirements. Combined with other non-headcount-related actions, these changes are expected to result in approximately $80 million in annualized savings beginning in fiscal year 2026. This estimate is comprised of approximately $70 million in savings, representing a reduction of over 10% of the Company’s fiscal 2025 operating expenses as well as an estimated $10 million reduction in cost of goods sold. The Company expects to realize approximately $30 million to $35 million of savings in fiscal year 2026, with material benefits beginning in the third fiscal quarter. Estimated savings exclude one-time charges related to the restructuring, which are anticipated in the range of $15 million to $20 million with the majority occurring in the second and third quarter of fiscal 2026, primarily for severance and other related costs.
This action is part of a broader strategic plan that will be discussed during the Company’s regularly scheduled fiscal first quarter 2026 earnings report, which is scheduled to be published August 6, 2025 after market close, followed by the Company’s earnings conference call scheduled for August 7, 2025 at 9:00 a.m. Eastern Time.
About EnerSys
EnerSys is a global leader in stored energy solutions for industrial applications and designs, manufactures, and distributes energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. The company goes to market through four lines of business: Energy Systems, Motive Power, Specialty and New Ventures. Energy Systems, which combine power conversion, power distribution, energy storage, and enclosures, are used in the telecommunication, broadband and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, portable power solutions for soldiers in the field, large over-the-road trucks, premium automotive, medical and security systems applications. New Ventures provides energy storage and management systems for various applications including demand charge reduction, utility back-up power, and dynamic fast charging for electric vehicles. EnerSys also provides aftermarket and customer support services to its customers in over 100 countries through its sales and manufacturing locations around the world. To learn more about EnerSys please visit www.enersys.com.

Caution Concerning Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the workforce reduction (the “Plan”), the estimated total cash and non-cash charges and the timing thereof in connection with the Plan, the impact of the Plan on EnerSys’ results of operations and workforce, EnerSys’ long-term objectives, and the expected timing for completion of the actions associated with the Plan, that are based on EnerSys’ current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include, among others: (i) EnerSys’ ability to realize the anticipated benefits of the Plan, including, but not limited to, annualized cost savings; (ii) the risk that the restructuring costs and charges for the Plan may be greater than anticipated or that the timing of such charges may change; (iii) the risk that EnerSys’ restructuring efforts may be distracting to employees and management and harm our internal programs and ability to attract and retain the highly skilled employees EnerSys needs to support its business; (iv) potential disruptions to EnerSys’ business or operations as it executes on the Plan; (v) the risk that EnerSys’ restructuring efforts may harm its revenue, business, operations and reputation with or ability to serve its customers; and (vi) the risk that the Plan and the expense reductions therefrom may not generate the intended benefits to the extent or as quickly as anticipated. For a discussion of such other risks and uncertainties that could cause actual results to differ materially from those matters expressed or implied by forward-looking statements, please see EnerSys’ risk factors as disclosed from time-to-time under the caption “Risk Factors” and elsewhere in its Securities and Exchange Commission filings and reports, including, but not limited to, EnerSys’ most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Such forward-looking statements speak only as of the date hereof, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

CONTACT
Lisa Hartman
Vice President, Investor Relations and Corporate Communications
EnerSys
610-236-4040
E-mail: investorrelations@enersys.com